COMPLIANCE SERVICES AGREEMENT

This Compliance Services Agreement (the “Agreement”) is dated as of September 3, 2015 (the “Effective Date”), between TCG Financial Series Trust X, an Ohio business trust, (the “Trust”) and MFund Services LLC, a Delaware limited liability corporation with a principal place of business at 36 North New York Avenue, Huntington, NY 11743 (“MFund”).

WHEREAS, the Trust is a registered investment company, and is subject to the requirements of Rule 38a-1 under the Investment Trust Act of 1940, as amended (the “1940 Act”), which requires each registered investment company to adopt policies and procedures that are reasonably designed to prevent it from violating the federal securities laws;

WHEREAS, the Trust desires that MFund provide compliance services in connection with the implementation and ongoing  services related to the comprehensive compliance program of the Trust;

WHEREAS, MFund is willing to perform the services enumerated in this Agreement on the terms and conditions set forth in this Agreement;

WHEREAS, MFund is legally qualified and has the requisite knowledge and expertise to perform and is willing to perform the services enumerated in this Agreement on the terms and conditions set forth in this Agreement; and

WHEREAS, MFund and the Trusts wish to enter into this Agreement in order to set forth the terms under which MFund will perform the services enumerated herein on behalf of the Trust.

NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and MFund hereby agree as follows:

1.

Compliance Services.

(a)

The Trust and MFund, through the designated Chief Compliance Officer described in Section 2 hereof, mutually agree to coordinate and cooperate in connection with the implementation and ongoing maintenance of written compliance policies and procedures which, in the aggregate, shall be deemed by the Board of Trustees of the Trust (the “Board”) to be reasonably designed to prevent the Trust from violating the provisions of the Federal securities laws applicable to the Trust (the “Applicable Securities Laws”), as required under Rule 38a-1 under the 1940 Act (the “Fund Compliance Program”).

(b)

The Trust agrees to provide MFund with copies of any current compliance policies and procedures and furnish (and cause its investment advisers and other service providers covered by Rule 38a-1 to furnish all such additional information as may reasonably relate to the Fund Compliance Program. Such additional information shall include compliance and related information pertaining to the investment adviser and any other service providers to the Trust covered by Rule 38a-1 other than MFund. MFund shall review and evaluate all such existing information and , through the designated Chief Compliance Officer, coordinate the oversight of the compliance programs of the service providers to the Trust provided for in Rule 38a-1 (“Service Providers”).

(c)

MFund will provide the following services in relation to the Fund Compliance Program during the term of this Agreement: (i) make available an individual acceptable to the Board to serve as the Trust’s Chief Compliance Officer and, to the extent provided in Section 2(a) below; (ii) support the Chief Compliance Officer ~~,~~ as needed, in his or her reviewing and implementing  the written policies and procedures comprising the Fund Compliance Program, as contemplated above and as may be necessary in connection with amendments from time to time; (iii) support the Chief Compliance Officer, as needed, in his or her preparation, condutcting and evaluation of the results of annual reviews of the compliance policies and procedures of the Fund and the Fund’s Service Providers (iv) support the Chief Compliance Officer, as needed, in the creation of reasonable standards for reporting to the Board by the Service Providers; (vi) support the Chief Compliance Officer, as needed, with the development of standards for reports to the Board by the Chief Compliance Officer; (vii) support the Chief Compliance Officer, as needed, in the administration of the Fund Compliance Program, documentation for the Board to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of Service Providers; and (viii) provide such information reasonably requested by the CCO, or the Board in connection with the Board’s determination regarding the adequacy and effectiveness of the compliance policies and procedures of the Fund.

2.

Provision of Chief Compliance Officer

(a)

At the election of the Trust, in connection with the compliance services to be rendered by MFund pursuant to Section 1 above, and subject to the provisions of this Section 2(a) and to Section 2(b) below, MFund agrees to make available to the Trust a person on a non-exclusive basis to serve as the Trust’s chief compliance officer responsible for administering the Fund Compliance Program as provided in paragraph (a)(4) of Rule 38a-1 (the “Chief Compliance Officer”). MFund’s obligation in this regard shall be met by providing an appropriately qualified employee or agent of MFund (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. In the event that the employment relationship or independent contractor agency relationship between MFund and any person made available by MFund to serve as Chief Compliance Officer terminates for any reason, MFund shall have no further responsibility to provide the services of that particular person, and shall have no responsibility whatsoever for the services to the Trust or other activities of such person provided or occurring after such termination regardless of whether or not the Board terminates such person as Chief Compliance Officer.  In such event, upon the request of the Trust, MFund will employ reasonable good faith efforts to make another person available to serve as the Chief Compliance Officer.

In connection with MFund’s commitment to make an appropriately qualified person available to serve as Chief Compliance Officer, MFund shall pay a level of total compensation to such person taking into consideration MFund’s compensation of employees or independent contractors having similar duties, the amount of work performed, similar seniority, and working at the same or similar geographical location. MFund shall not be obligated to pay any compensation to a Chief Compliance Officer which exceeds that set forth in the previous sentence.   Notwithstanding the foregoing, MFund shall compensate the Chief Compliance Officer fairly, subject to the Board’s right under any applicable regulation (e.g., Rule 38a-1) to approve the level of compensation of the Chief Compliance Officer.

The Trust will provide copies of the Fund Compliance Program, related policies and procedures, and all other books and records of the Trust as the Chief Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. The Trust shall cooperate with the Chief Compliance Officer and ensure the cooperation of the investment adviser, all sub-advisers, the custodian and any other Service Providers to the Trust, as well as Trust counsel, independent Trustee counsel and the Trust’s independent accountants (collectively, the “Other Providers”), and assist the Chief Compliance Officer and MFund in preparing, implementing and carrying out the duties of the Chief Compliance Officer under the Fund Compliance Program and Rule 38a-1. In addition, the Trust shall provide the Chief Compliance Officer with appropriate access to the executive officers and Trustees of the Trust, and to representatives of and to any records, files and other documentation prepared by, Service Providers and Other Providers, which are or may be related to the Fund Compliance Program.

Each party agrees to provide promptly to the other party (and to the Chief Compliance Officer), upon request, copies of other records and documentation relating to the compliance by such party with Applicable Securities Laws (as related to the Fund Compliance Program of the Trust), and each party also agrees otherwise to assist the other party (and the Chief Compliance Officer) in complying with the requirements of the Fund Compliance Program and Applicable Securities Laws.

(b)

It is mutually agreed and acknowledged by the parties that the Chief Compliance Officer will be an executive officer of the Trust. The officer and director indemnification provisions contained in the Trust’s governing documents (including its Agreement and Declaration of Trust and By-Laws) and/or resolutions of its Board shall be applicable to the Chief Compliance Officer and MFund.

The Trust shall provide coverage to the Chief Compliance Officer under its directors and officers’ liability policy that is appropriate to the Chief Compliance Officer’s role and title, and consistent with coverage applicable to the other officers holding positions of executive management .. The Trust shall immediately notify MFund upon the Trust becoming aware of any pending termination of such coverage or reduction in the limitations of liability thereof.  In addition, the Trust shall use its reasonable best efforts to ensure such coverage continues after the Chief Compliance Officer ceases to serve as an officer of the Trust and also in the event that the Trust or any series thereof merges or liquidates .

In appropriate circumstances, the Chief Compliance Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) an ongoing pattern of conduct involving the continuous or repeated violation of Applicable Securities Laws, or (b) a material deviation by the Trust from the terms of this Agreement governing the services of such Chief Compliance Officer that is not caused by such Chief Compliance Officer or MFund. In addition, the Chief Compliance Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust or its Other Providers to make an informed determination regarding any of the matters listed above.

Each Executive Officer may, and the Trust shall, promptly notify MFund of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, one or more Trust shareholders or any third party which involves an allegation that any Executive Officer failed to exercise his or her obligations to the Trust in a manner consistent with Applicable Securities Laws.

Notwithstanding any provision of this Agreement or instrument that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that MFund cannot ensure that the Trust complies with the Applicable Securities Laws, and (b), subject to any prohibition in the Securities Act of 1933, as amended, and the 1940 Act, whenever an employee or agent of MFund serves as Chief Compliance Officer of the Trust, as long as such Chief Compliance Officer and all other employees and agents of MFund that provide services to the Trust acts in good faith and in a manner reasonably believed to be in the best interests of the Trust (and would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Trust shall indemnify the Chief Compliance Officer and MFund and hold the Chief Compliance Officer and MFund harmless from any loss, liability, expenses (including reasonable attorneys’ fees) and damages incurred by them arising out of or related to the services provided under the terms of this agreement.

3.

Fees and Expenses

(a)

MFund shall be entitled to receive from the Trust the amounts as set forth on Schedule A hereto, reflecting the amounts charged by MFund for the performance of services under this Agreement.

(b)

In addition to paying MFund the fees set forth in Schedule A, the Trust agrees to reimburse MFund for all of its actual out-of-pocket expenses reasonably incurred in providing services under this Agreement, including but not limited to the following:

i.

All reasonable out of pocket costs incurred in connection with MFund’s  provision of services to the Trust in connection with compliance services, including travel costs and training related costs approved in advance by the Trust; and

ii.

Any other expenses approved by the Trust.

(c)

MFund and the CCO agree to provide assitance in facilitating routine Trust exams by the Securities and Exchange Commission or other regulators that have jurisdiction over the Trust as part of the fees set forth on Schedule A. In the event that MFund and/or the Chief Compliance Officer is requested or authorized by the Trust or is required by summons, subpoena, investigation, or regulatory enforcement actions to produce documents or personnel with respect to services provided by MFund and/or the Chief Compliance Officer to the Trust or any Fund, the Trust will reimburse MFund for its professional time (at its standard billing rates) and reasonable out-of-pocket expenses (including reasonable attorney’s fees approved in advance by the Trust ) incurred in responding to such requests or requirements.

(d)

If the Board decides to increase the Chief Compliance Officer’s compensation or provide a bonus to the Chief Compliance Officer, then the fees paid to MFund by the Trust will increase proportionately for any amounts it deems due to the Chief Compliance Officer above the amounts due to MFund under this Agreement.  Any attempt by the Board to reduce the salary of the Chief Compliance Officer would be contrary to the terms of this Agreement

(e)

All rights of compensation under this Agreement for services performed and for expense reimbursement shall survive the termination of this Agreement.

(f)

The payment of all fees and the reimbursement of all out of pocket expenses shall be due and payable within thirty (30) days of receipt of an invoice from MFund (the “Due Date”).  Interest may accrue, at the maximum amount permitted by law, on any invoice balance that remains unpaid after its Due Date.

4.

Information to be Furnished by the Trust

(a)

The Trust has furnished or shall promptly furnish to MFund the Fund Compliance Program or the various policies and procedures of the Trust that have been adopted through the date hereof which pertain to compliance matters that are required to be covered by the Fund Compliance Program, including the compliance programs of Service Providers other than MFund, as necessary under Rule 38a-1 for inclusion in the Fund Compliance Program.

(b)

The Trust shall furnish MFund written copies of any amendments to, or changes in, any of the items referred to in Section 4(a) hereof, forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Fund Compliance Program, which might have the effect of changing the procedures employed by MFund in providing the services agreed to hereunder or which amendment might affect the duties of MFund hereunder unless the Trust first obtains MFund’s approval of such amendments or changes, which approval shall not be withheld unreasonably.

(c)

MFund may rely on all documents furnished to it by the Trust and its agents , including Trust counsel, counsel to the independent Trustees and the Trust’s accountants, in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Trust pursuant to Section 4(a), and shall be entitled to indemnification in accordance with Section 2(b) with regards to such reliance.

(d)

The Trust represents and warrants that it shall use its reasonable best efforts to effect the appointment and approval of the officers of the Trust recommended by MFund, as provided in Section 2 of this Agreement, by the Board.

5.

Confidential Information

(a)

For purposes of this Agreement, the term “Confidential Information” means any information disclosed to Trust or MFund, as the case may be, regardless of format or medium, by MFund or the Trust; including but not limited to technical data, trade secrets, know-how, research and development efforts, plans, products, services, Trust lists (including shareholder lists) and Trust’s (including names and other information related to Trust’s) price lists, pricing policies, marketing plans, software, source code, object code, developments, inventions, processes, technology, financial information, business methods, processes, procedures or other business information.  Confidential Information of the parties shall not include any information which:  (i) is or becomes available to the public other than as the consequence of a breach of any obligation of confidentiality; (ii) is actually known to or in the possession of Trust or MFund, as the case may be, without any limitation on use or disclosure prior to receipt from the disclosing party; (iii) is rightfully received from a third party in possession of such information who is not under obligation to Trust or MFund not to disclose the information; or (iv) is independently developed by a party without reference to the other party’s Confidential Information.

(b)

Each of Trust and MFund shall hold in strict confidence and trust all Confidential Information and shall not disclose, sell or otherwise provide or transfer, directly or indirectly, any Confidential Information to any person or entity without the prior written consent of the other party.  MFund shall use the Confidential Information only in connection with the performance of its obligations hereunder and not for any other purpose; provided that, notwithstanding the foregoing, MFund and its authorized representatives may disclose certain Confidential Information to third parties as necessary to provide the services described herein .

(c)

Notwithstanding the foregoing, each of Trust and MFund shall be permitted to disclose Confidential Information pursuant to a court order, government order or any other legal requirement of disclosure provided that the disclosing party gives the other party written notice of such court order, government order or legal requirement of disclosure immediately upon knowledge thereof, unless prohibited from such disclosure by such court order or government order or legal requirement, to allow such other party a reasonable opportunity to seek to obtain a protective order or other appropriate remedy prior to such disclosure to the extent permitted by law.

(d)

Upon expiration or termination of this Agreement or upon the earlier written request of either party ("Requesting Party”), the other party shall promptly return or, at the Requesting Party’s option, destroy, any and all Confidential Information received from the Requesting Party, including any and all copies or duplicates of the Confidential Information prepared by either party except as required to be retained by law.

(e)

The parties acknowledge and agree that any violation or threatened violation by either of them of this section hereof will cause the non-violating party immediate irreparable harm that cannot be remedied adequately by monetary damages.  Each party agrees that, in the event of such a violation or threatened violation, the other party shall be entitled to temporary, preliminary and permanent injunctive relief to restrain any such violation (without the necessity of posting a bond or proving actual damages) and to an equitable accounting of all earnings, profits and other benefits arising from the breach or violation, which rights shall be cumulative and in addition to any other rights or remedies to which such party may be entitled.  Each party shall be entitled to commence action for such relief in any state or federal court in the State of New York, and each party waives to the fullest extent permitted by law any objection that it may now or hereafter have to the jurisdiction and venue of the court in any such proceeding.

6.

Non-Solicitation

Neither party shall solicit, induce, recruit or encourage any of the other party’s employees, agents, contractors or any other individual providing services to or on behalf of one party to any other party to leave their position, or take away such employee, agent or any other individual.

7.  Independent Contractor

MFund shall act as an independent contractor and not as an agent of the Trust and MFund shall make no representation as an agent of the Trust, except that the Chief Compliance Officer shall act as an appointed officer of the Trust and shall be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Trust.

MFund does not offer legal or accounting services and does not purport to replace the services provided by legal counsel or that of a certified public accountant. If contracts are provided, they will be forms only and the provision of such contracts does not constitute and should not be deemed to be legal advice. The representatives of MFund are experts, and as such will make every reasonable effort to provide the services described in this Agreement. However, there is no guarantee that work performed by MFund will be favorably received by any regulatory agency.

Though MFund's work may involve analysis of accounting and financial records, at no time will work performed by MFund be deemed to be an audit of the Trust in accordance with generally accepted auditing standards or otherwise, nor will any work performed by MFund consist of a review of the internal controls of the Trust in accordance with AICPA Statement on Auditing Standards No. 70, or any other authoritative literature.

8.

Term and Termination

(a)

The provisions of this Agreement shall be effective on the date first above written, shall continue in effect for a period of one year from that date and shall continue in force for successive one year terms thereafter, provided that the continuance is approved annually by the the Trust’s Board of Trustees .

Any party may terminate this Agreement at any time by giving the other parties at least thirty (30) days' prior written notice of such termination specifying the date fixed therefore, and the Trust’s payment obligations terminate as of the termination date. The Trust shall reimburse MFund for any out-of-pocket expenses and disbursements reasonably incurred by MFund in connection with the services provided under this Agreement within 30 days of notification to the Trust of such out-of-pocket expenses regardless of whether such out-of-pocket expenses were incurred before or after the termination of this Agreement.

(b)

If the Board dismisses the Trust’s Chief Compliance Officer, this Agreement will either end immediately or, at the discretion of both parties, MFund may present an alternative Chief Compliance Officer for Board consideration and approval to continue the Chief Compliance Officer duties set forth under this Agreement

(c)

If MFund wishes to dismiss the Chief Compliance Officer under the terms of MFund’s arrangement with the Chief Compliance Officer, MFund  will present its plan of action to the Board prior to taking such action.  Under such circumstances MFund may, at its own discretion, offer to present another Chief Compliance Officer candidate to the Board that would work through MFund.  If the Board approves the new Chief Compliance Officer, the contract would continue as amended to reflect the new Chief Compliance Officer.  If, the Board chooses to engage its own Chief Compliance Officer as a result of MFund dismissing the Chief Compliance Officer under this Agreement, the contract with MFund would end, and the Trust would pay MFund only for fees and out of pocket expenses accrued up to the point in time when the Board’s new Chief Compliance Officer officially assumes responsibility.

(d)

If the Chief Compliance Officer voluntarily resigns, at the discretion of both parties, MFund may present an alternative Chief Compliance Officer for Board consideration and approval to continue Chief Compliance Officer duties under this Agreement.  If the Board chooses to end its relationship with MFund as a result of such voluntary resignation by the Chief Compliance Officer, the contract with MFund would end, and the Trust would pay MFund only for fees and out of pocket expenses accrued up to the point in time when the Board’s new Chief Compliance Officer officially assumes responsibility.  MFund will make every effort to assist the Board in a smooth transition during this period.

(e)

If this Agreement is terminated, MFund shall be entitled to collect from the Trust the amount of all of MFund’s reasonable labor charges and cash disbursements for services in connection with MFund’s activities in effecting such termination, including without limitation, the labor costs and expenses associated with delivery of any compliance records from its computer systems, and the delivery to the Trust and/or its designees of related records, instruments and documents, or any copies thereof.  In the event of termination, MFund agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Trust.

9.

Notice

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail, or by nationally recognized courier service, to the party required to be served with such notice at the following address, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section:

if to the Trust:

TCG Financial Series Trust X

James Szilagyi

c/o Catalyst Capital Advisors LLC

36 North New York Avenue, Floor 2

Huntington, NY 11743

With a copy to:

C. Richard Ropka, Esq.
Law Office of C. Richard Ropka, LLC
215 Fries Mill Road
Turnersville, New Jersey 08012
rropka@ropkalaw.com
856-374-1744

If to MFund:

Jerry Szilagyi
President
MFund Services, LLC
36 N New York Avenue
Huntington, NY 11743
(631) 629-4909
JerryS@CatalystMF.com

10.

Governing Law ; Waiver of Jury Trial, Jurisdiction and Other Matters

(a)

This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the state of New York , or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

(b)

THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL.  IN  THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)

THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREE THAT THE EXCLUSIVE PLACE OF JURISDICTION FOR ANY ACTION, SUIT OR PROCEEDING (“ACTIONS”) RELATING TO THIS AGREEMENT SHALL BE IN THE COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OF THE CITY OF NEW YORK, NEW YORK OR, IF SUCH COURTS SHALL NOT HAVE JURISDICTION OVER THE SUBJECT MATTER THEREOF, IN THE COURTS OF THE STATE OF NEW YORK SITTING THEREIN, AND EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH ACTIONS.  IF ANY SUCH STATE COURT ALSO DOES NOT HAVE JURISDICTION OVER THE SUBJECT MATTER THEREOF, THEN SUCH AN ACTION, SUIT OR PROCEEDING MAY BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATES OF THE PRINCIPAL PLACE OF BUSINESS OF ANY PARTY HERETO.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION IT MAY HAVE TO THE VENUE OF ANY ACTION BROUGHT IN SUCH COURTS OR TO THE CONVENIENCE OF THE FORUM.  FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF ANY INDEBTEDNESS OR LIABILITY OF ANY PARTY THEREIN DESCRIBED.

(d)    It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the property of the Trust. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the property of the Trust as provided in the Trust’s Declaration of Trust.

11.

Representations and Warranties

Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

12.

Representations and Warranties of the Trust

The Trust represents and warrants to MFund that:

i.

It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

ii.

It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations;

iii.

The Trust’s Chief Compliance Officer shall be covered under the Trust’s Directors and Officers/ Errors and Omissions Insurance as an officer of the Trust; and

iv.

It has provided, prior to signing this Agreement and allowing MFund reasonable time to evaluate prior to signing this Agreement, all known material weaknesses in the Trust’s compliance program, information concerning any violations by the Trust, its affiliates, officers, Trustees, employees, agents or Other Providers of the securities laws, or any existing, threatened or likely regulatory or other legal action against the Trust, its affiliates, officers, Trustees, employees, agents or Other Providers

13.

Severability

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

14.

Questions of Interpretations

This Agreement shall be governed by and construed in accordance with the laws of the state of New York . Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission (“SEC”) issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

15.

Force Majeure

MFund assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, interruption, delay or any loss whatsoever caused by events beyond its control, including and without limitation, acts of God, interruption or failure of power or other utility, transportation, mail, or communication services, equipment failure, acts of civil or military authority, sabotages, war, terrorism, insurrection, riots, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, natural disasters, strike or other labor problems, legal action, present or future law, governmental order or decree, rule or regulation, or shortages of suitable parts, materials, labor or transportation.

16.

Miscellaneous

(a)

The provisions set forth in this Agreement supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein ~~,~~ .

(b)

No amendment or modification to this Agreement shall be valid unless made in writing and executed by both parties hereto.

(c)

Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(d)

This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

SIGNATURE BLOCK

MfUND SERVICES LLC	TCG FINANCIAL SERIES TRUST X

By: /s/ Jerry Szilagyi	By: /s/ Jorge H. Coloma
Jerry Szilagyi	Jorge H. Coloma
Title: Managing Member	Title: President

SCHEDULE A

Services Fee Schedule

$120.00/month for the first fund in the Trust